Exhibit (d)(13)(i)

October 1, 2013

 ING Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:

Expense Limitations

Ladies and Gentlemen:

In accordance with the expense limitation agreement between ING Investments, LLC (“ING Investments”) and ING Equity Trust, dated May 13, 2013 (the “Expense Limitation Agreement”) with regard to ING Growth Opportunities Fund (the “Fund”), ING Investments has waived all or a portion of its investment management fee and/or reimbursed expenses. By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, the adviser to the Fund, agrees that ING Investments shall, from October 1, 2013 through October 1, 2014, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Funds shall be as follows:

Name of Fund	Maximum Operating Expense Ratios (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class W
ING Growth Opportunities Fund	1.35%	2.00%	2.00%	1.00%	1.00%

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7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC

October 1, 2013

We are willing to be bound by this letter agreement to lower our fee for the period from

October 1, 2013 through October 1, 2014.  The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply, subject to possible recoupment by ING Investments within three years.  This letter agreement shall terminate upon termination of the Expense Limitation Agreement.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of ING Equity Trust.

ING Investments, LLC

		By:	/s/Todd Modic
Todd Modic
Senior Vice President
Your signature below acknowledges acceptance of this Agreement:

By:	/s/Michael J. Roland
Michael J. Roland
Executive Vice President
ING Equity Trust